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                         TELEBANC FINANCIAL CORPORATION
                                   EXHIBIT 11

                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  Years Ended December 31,
                                               March 31,           ------------------------
                                                1998            1997                      1996             1995
                                               --------         ----                      ----             ----
                  BASIC
                  -----
Net income for basic earnings per common
  share                                            274       $    3,671               $     2,552     $      2,720

Weighted average number of common shares
  outstanding during the year                    4,468            4,383                     4,099            4,099

Basic earnings per common share                   0.06       $     0.84               $      0.62             0.66

                  DILUTED
                  -------

Net income for diluted earnings per share           274       $    4,217               $     2,552     $      2,720

Weighted average number of shares used in
   calculating diluted earnings per share         5,757            7,411                     4,406            4,104
Diluted earnings per common  share                 0.05       $     0.57               $      0.58             0.66
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